UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 13, 2011

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(I.R.S. Employer Identification No.)

One Lagoon Drive, 4th Floor, Redwood City, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2011, Equinix, Inc. (the “Company”) consummated the issuance and sale of $750,000,000 aggregate principal amount of its 7.00% Senior Notes due 2021 (the “Notes”), offered pursuant to the Company’s shelf registration statement (the “Registration Statement”) on Form S-3 (File No. 333-175358) and a related final prospectus, in each case filed with the Securities and Exchange Commission. The Company will use the net proceeds from the sale of the Notes for general corporate purposes, which may include capital expenditures, repayment of its 2.50% convertible subordinated notes due 2012 upon maturity, working capital and potential acquisitions and strategic transactions. Currently, however, the Company does not have any agreements or understandings with respect to any such material strategic transactions or acquisitions.

The Notes were issued pursuant to an indenture dated as of July 13, 2011 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). A copy of the Indenture (including the form of Note filed as Exhibit 4.2) is filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. The description of the Indenture in this report is a summary and is qualified in its entirety by the terms of the Indenture.

The Notes will bear interest at the rate of 7.00% per annum and will mature on July 15, 2021. Interest on the Notes is payable in cash on January 15 and July 15 of each year beginning on January 15, 2012.

At any time prior to July 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes outstanding under the Indenture (provided that 65% of the Notes issued under the Indenture remain outstanding), at a redemption price equal to 107% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more “equity offerings” (as defined in the Indenture), subject to certain conditions. At any time prior to July 15, 2016, the Company may also redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the “applicable premium” (as defined in the Indenture) as of, and accrued and unpaid interest to, but not including, the applicable redemption date. On or after July 15, 2016, the Company may redeem all or a part of the Notes, on any one or more occasions, at the redemption prices set forth in the Indenture, beginning at 103.5% of the principal amount of the Notes to be redeemed if redeemed during the twelve-month period beginning on July 15, 2016 and decreasing over the succeeding three years to 100.0% of the principal amount to be redeemed beginning on or after July 15, 2019, plus, in each case, accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

Upon a change of control, as defined in the Indenture, the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes on the date of purchase, plus accrued interest, if any, to but excluding the redemption date.

The Notes are general senior obligations of the Company and are not guaranteed by the subsidiaries through which the Company currently conducts substantially all of its operations. The Notes rank equal in right of payment with all of the Company’s existing and future senior indebtedness, and rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

The Indenture contains several restrictive covenants including, but not limited to, limitations on the following: (i) the incurrence of additional indebtedness, (ii) restricted payments, (iii) dividend and other payments affecting restricted subsidiaries, (iv) the issuance of preferred stock of restricted subsidiaries, (v) transactions with affiliates, (vi) asset sales and mergers and consolidations, (vii) future subsidiary guarantees and (viii) liens, subject in each case to certain exceptions.

The Indenture contains customary terms that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company, the principal amount of the Notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of July 13, 2011 between Equinix, Inc. and U.S. Bank National Association as trustee

4.2	Form of 7.00% Senior Notes due 2021 (included in Exhibit 4.1)

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Brandi Galvin Morandi
Brandi Galvin Morandi
General Counsel and Secretary

Date: July 13, 2011